Exhibit 99.1

Investor Contact Information:

Anthony V. Cosentino

Executive Vice President and

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

SB Financial Group, Inc. Announces appointment of Tom R. Helberg to its Board of Directors

DEFIANCE, Ohio, February 21, 2018 -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management and private client services, announced today that the Board of Directors, upon the recommendation of the Governance and Nominating Committee, has appointed Tom R. Helberg to serve as an independent Director on the Board of Directors of the company and The State Bank and Trust Company (“State Bank”). Mr. Helberg’s term as a director will expire at the annual meeting of shareholders in 2018.

“Tom Helberg will be a great addition to our team and provides our board and management with additional diversity and business perspective,” said Mark Klein, Chairman, President and CEO of SB Financial. “His experience in the legal and real estate community will complement the strengths of our current board.”

Mr. Helberg earned his J.D. from the University of Toledo College of Law, and his B.A., in Communications from the University of Southern California. He is a member of the Toledo, Ohio and American Bar Associations.

Mr. Helberg has been very active in a variety of civic and business activities, including serving as a member of State Bank’s Toledo Advisory Board since 2013. Helberg practices real estate law with Liebenthal, Podolsky & Levine, Ltd., and Tom is active as the manager and principal of Bellevue Investors Company, LLC, a commercial real estate development and investment company. Tom is a member of the Ohio State, Toledo and American Bar Associations. He is also a member of the Toledo Hospital Foundation Board and is a member of the Sylvania Township Board of Zoning Appeals.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 20 banking centers; 19 in nine Ohio counties and one center in Fort Wayne, Indiana, and 24 full-service ATMs. The Company has six loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.  SB Financial’s preferred stock is listed on the NASDAQ Capital Market under the symbol “SBFGP”.

In May 2017, SB Financial was ranked #145 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”).

###